Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CENTURI HOLDINGS, INC.

Centuri Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended and supplemented (the “DGCL”), hereby certifies as follows:

1.

The corporation was formed in the State of Delaware on June 9, 2023 upon the filing of a Certificate of Incorporation (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

2.

This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Original Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and is to become effective as of 11:59 PM, Eastern Time, on [•].

3.	The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Centuri Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

STOCK

Section 4.1. Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be [•] ([•]) shares, which shall be divided into two classes as follows: (a) [•] ([•]) shares of common stock par value $0.01 per share (the “Common Stock”) and (b) [•] ([•]) shares of preferred stock par value $0.01 per share (the “Preferred Stock”).

Section 4.2. Common Stock.

(a) Except as otherwise provided by law, by this Amended and Restated Certificate of Incorporation, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the right to vote on all matters, including the election of directors. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation; provided however, that, prior to a Termination Event (as defined below), with respect to any proposal to amend, alter or repeal, or adopt any provision inconsistent with, (i) Section 6.9 of this Amended and Restated Certificate of Incorporation, (ii) any other provision of this Amended and Restated Certificate of Incorporation or any provision of the Amended and Restated Bylaws of the Corporation (as amended, restated or otherwise modified from time to time, the “Bylaws”) that references the Separation Agreement or the Tax Matters Agreement (each as defined below), (iii) Exhibit A to this Amended and Restated Certificate of Incorporation, or (iv) Exhibit B to this Amended and Restated Certificate of Incorporation (collectively, the “Separation Agreement Related Provisions”), SWX (as defined below) shall be entitled to a number of votes (which may be a fraction) for each share of Common Stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of capital stock of the Corporation (including Common Stock and Preferred Stock) other than SWX on such proposal plus (z) one divided by (ii) the number of shares of Common Stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal (and, in such case, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares as calculated pursuant to this Section 4.2). The proviso in the immediately preceding sentence shall be disregarded in determining any percentage of voting power of shares Beneficially Owned (as defined below) or outstanding for purposes of Section 7.2, Section 8.4, Section 8.7, and Article XIII of this Amended and Restated Certificate of Incorporation (including the definition of “Voting Stock” contained therein such that each share of Common Stock shall be deemed to cast one vote per share for purposes of such definition).

(b) Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3. Preferred Stock. Shares of Preferred Stock may be authorized and issued in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this ARTICLE IV) is hereby empowered, by resolution or resolutions, to authorize the issuance from time to time of shares of Preferred Stock in one or more series for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designations governing such series) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) the restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE VI

BOARD OF DIRECTORS AND MANAGEMENT OF CORPORATION

Section 6.1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances and, prior to a Termination Event, to the Separation Agreement dated [•], by and between Southwest Gas Holdings, Inc. and the Corporation in the form attached to this Amended and Restated Certificate of Incorporation as Exhibit A (the “Separation Agreement”), the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of at least six (6) directors and no more than thirteen (13) directors; provided, however, that, prior to a Termination Event, the Board of Directors may consist of more than thirteen (13) directors (plus any additional directors elected by the holders of any class or series of Preferred Stock under specified circumstances) if, and only if, necessary for the Corporation to comply with Section 8.3 (or any successor provision thereof) of the Separation Agreement; provided, further, that for the avoidance of doubt, from and after a Trigger Event (as defined below), references herein to the Separation Agreement shall have the meaning provided in Section 6.9 of this Amended and Restated Certificate of Incorporation.

Section 6.2. Election of Directors. Subject to the right of the holders of any class or series of Preferred Stock to elect one or more directors of the Corporation, each director shall be elected to hold office for a term expiring at the next annual meeting of stockholders, and shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal; provided, however, that, prior to a Termination Event, upon any Disqualification Date (as defined in the Separation Agreement), the applicable Relevant Designated Directors (as defined in the Separation Agreement) shall cease to be qualified and the terms of office of such Relevant Designated Directors shall end. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 6.3. Newly Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or the sole remaining director, and directors so appointed shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Notwithstanding the foregoing, if, prior to a Termination Event, (i) a director who was designated for nomination by Southwest Gas Holdings (as defined below) pursuant to the Separation Agreement or a director who was otherwise designated by Southwest Gas Holdings pursuant to the Separation Agreement ceases to serve, or is not elected, as a director for any reason or (ii) Southwest Gas Holdings is entitled to have one or more directors nominated or appointed to the Board of Directors pursuant to the Separation Agreement due to an increase in the size of the Board of Directors, then any such vacancies or newly created directorships shall be filled in compliance with the Separation Agreement. No decrease in the number of authorized directors constituting the total number of directors that the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Section 6.4. Removal of Directors. Any director may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of a two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors at a meeting called for that purpose.

Section 6.5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6.6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issuance of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Section 6.7. Stockholder Business. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at any annual or special stockholder meeting shall be given in the manner provided in the Bylaws.

Section 6.9. Management of Company. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors and shall be conducted in accordance with the Bylaws and, prior to a Termination Event, the Separation Agreement. In furtherance of the foregoing, prior to a Termination Event, the requirements for composition of any committee or subcommittee of the Board of Directors, qualifications to be chosen as Chair of the Board of Directors, and approvals required to take the actions set forth in the Separation Agreement (in addition to any approvals otherwise required by applicable law) shall be those as are set forth in the Separation Agreement, without limitation thereof. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, prior to a Termination Event (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of the Separation Agreement, including by any amendment to this Amended and Restated Certificate of Incorporation (whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), and (ii) the Corporation shall lack the power to engage in any such act or activity, which shall be void ab initio unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by SWX. For the avoidance of doubt, a breach of the Separation Agreement shall not occur if an act or activity would constitute a breach of a contractual right of one or more of the parties to the Separation Agreement and such right has been waived (either by a limited waiver or otherwise) by such parties. Prior to a Trigger Event (as defined below), references herein and in the Separation Agreement to the “Tax Matters Agreement” shall be to the Tax Matters Agreement in the form attached hereto as Exhibit B. The Corporation shall maintain a copy of all Ancillary Agreements (as defined in the Separation Agreement) (other than the Tax Matters Agreement) at the principal offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. In addition, the Corporation shall provide prompt notice of any amendment to any such Ancillary Agreement (other than the Tax Matters Agreement) to its stockholders; provided that if the Common Stock is then listed on a national securities exchange, such notice may be deemed given if disclosed in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to § 13, § 14 or § 15(d) (15 U.S.C. § 78m, § 77n or § 78o(d)) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or the corresponding provisions of any subsequent United States federal securities laws, rules or regulations (such a document, a “Public Filing”). Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, upon a Trigger Event, references to the “Separation Agreement” contained herein shall mean the Separation Agreement dated [•], by and between Southwest Gas Holdings, Inc. and the Corporation as it may be amended from time to time by the parties thereto in accordance with its terms, and not to the Separation Agreement in the form attached to this Amended and Restated Certificate of Incorporation as Exhibit A, and references to the Tax Matters Agreement contained herein and in the Separation Agreement shall mean the Tax Matters Agreement dated [•], by and between Southwest Gas Holdings, Inc. and the Corporation as it may be amended from time to time by the parties thereto in accordance with its terms, and not to the Tax Matters Agreement in the form attached to this Amended and Restated Certificate of Incorporation as Exhibit B, and in such case, in lieu of the immediately preceding two sentences

(i) a copy of the Separation Agreement and of the Tax Matters Agreement, each as amended from time to time, will be maintained at the principal offices of the Corporation and shall be provided free of charge to any stockholder who makes a request therefor and (ii) the Corporation shall provide prompt notice of any amendment of the Separation Agreement or Tax Matters Agreement, as applicable, to its stockholders; provided that if the Common Stock is then listed on a national securities exchange, such notice shall be deemed given if disclosed in a Public Filing. For this purpose, a “Trigger Event” means that SWX has delivered a written notice to the Corporation that there has occurred either a judicial decision, which decision need not be issued in a litigation involving the Corporation, or the enactment of a law of the State of Delaware that, in either case, SWX has determined in good faith either (i) resulted in the obligations of the Corporation or the Board of Directors contained in the Separation Agreement being, or confirmed, expressly or impliedly, that the obligations of the Corporation or the Board of Directors contained in the Separation Agreement are, as applicable, enforceable against the Corporation or the Board of Directors (as applicable) regardless of whether or not they are contained in this Amended and Restated Certificate of Incorporation or (ii) resulted in the provisions of this Amended and Restated Certificate of Incorporation being, or confirmed, expressly or impliedly, that the provisions of this Amended and Restated Certificate of Incorporation are, permitted to be dependent on the Separation Agreement (including with respect to references therein to the Tax Matters Agreement) without the Separation Agreement or Tax Matters Agreement having been attached as an Exhibit hereto or otherwise included herein (any such result or confirmation, a “Trigger Time Effect”). For the avoidance of doubt, if such a judicial decision or law requires action of the Board of Directors or stockholders to have a Trigger Time Effect, then such judicial decision or law will be deemed to have a Trigger Time Effect at the time the Board of Directors or stockholders, as applicable, takes such action. The Corporation shall provide prompt notice of a Trigger Event to its stockholders; provided that if the Common Stock is then listed on a national securities exchange, such notice shall be deemed given if disclosed in a Public Filing. For purposes of this Amended and Restated Certificate of Incorporation, a “Termination Event” shall mean termination of the Separation Agreement pursuant to its terms.

Section 6.10. Severability. If any provision or provisions of this ARTICLE VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE VI (including, without limitation, each portion of any paragraph of this ARTICLE VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE VI (including, without limitation, each such portion of any paragraph of this ARTICLE VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.1. Special Meetings of Stockholders. Special meetings of the stockholders may be called only by or at the direction of (i) the Chair of the Board of Directors, (ii) the chief executive officer of the Corporation or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and any power of stockholders to call a special meeting is specifically denied. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 7.2. Stockholder Action by Written Consent. For so long as Southwest Gas Holdings Beneficially Owns at least 50% of the total voting power of the outstanding shares of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s capital stock entitled to vote thereon were present and voted and delivered to the Corporation in the manner provided by law. If Southwest Gas Holdings does not Beneficially Own 50% or more of the total voting power of the outstanding shares of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VIII

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Section 8.1. General. As used in this Amended and Restated Certificate of Incorporation, (i) (A) “Southwest Gas Holdings” shall mean Southwest Gas Holdings, Inc., a Delaware corporation, any and all successors to Southwest Gas Holdings, Inc. by way of merger, consolidation or sale of all or substantially all of its assets or equity (collectively, “SWX”), and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (i) in which SWX owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which SWX otherwise directly or indirectly controls or directs the policies or operations or (iii) that would be considered subsidiaries of SWX within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the term “Southwest Gas Holdings” shall not include the Corporation or any entities (B) (i) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (iii) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act (such entities, in clause (B)(i) – (iii) being collectively referred to as “Affiliated Companies”) and (ii) the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act; provided that, for purposes of Article XIII, the term “Beneficially Own” shall have the meaning set forth therein.

In recognition and anticipation that (i) the Corporation will not be a wholly-owned subsidiary of Southwest Gas Holdings and that Southwest Gas Holdings may continue to be a significant stockholder of the Corporation, (ii) directors, officers and/or employees of Southwest Gas Holdings may serve as directors, officers and/or employees of the Corporation, (iii) Southwest Gas Holdings may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) Southwest Gas Holdings may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies, (v) the Corporation may derive benefits through its continued contractual, corporate and business relations with Southwest Gas Holdings (including service of officers and directors of Southwest Gas Holdings as directors of the Corporation), (vi) any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, may experience difficulties in determining the full scope of such duties in any particular situation, and (vii) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Southwest Gas Holdings, and the duties of any directors, officers and/or employees of the Corporation or any Affiliated Company who are also directors, officers and/or employees of Southwest Gas Holdings, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies, on the one hand, and Southwest Gas Holdings, on the other hand, the sections of this ARTICLE VIII shall, to the fullest extent permitted by law, regulate and define the conduct of certain of the business and affairs of the Corporation and any Affiliated Company in relation to Southwest Gas Holdings and the conduct of certain affairs of the Corporation and any Affiliated Company as they may involve Southwest Gas Holdings and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and any Affiliated Company and their respective directors, officers, employees and stockholders in connection therewith.

For purposes of this ARTICLE VIII, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation or Affiliated Companies are financially, contractually or legally able to undertake, which are, from their nature, in the line of the Corporation’s or Affiliated Companies’ business, are of practical advantage to it and are ones in which the Corporation or Affiliated Companies would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by Southwest Gas Holdings, the self-interest of Southwest Gas Holdings or its directors, officers and/or employees will be brought into conflict with that of the Corporation or Affiliated Companies.

Nothing in this ARTICLE VIII creates or is intended to create any fiduciary duty on the part of Southwest Gas Holdings, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them that does not otherwise exist under the laws of the State of Delaware and nothing in this ARTICLE VIII expands any such duty of any such person that may now or hereafter exist under the laws of the State of Delaware.

To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VIII.

If any provision or provisions of this ARTICLE VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE VIII (including, without limitation, each portion of any paragraph of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE VIII (including, without limitation, each such portion of any paragraph of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.2. Certain Agreements and Transactions Permitted.

(a) No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and Southwest Gas Holdings, on the other hand, shall be void or voidable solely for the reason that Southwest Gas Holdings is a party thereto, or solely because any directors or officers of the Corporation or any of its Affiliated Companies who are affiliated with Southwest Gas Holdings are present at or participate in the meeting of the Board of Directors or committee thereof or are signatories to a written consent of the Board of Directors or committee thereof, which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or her votes are counted for such purpose, and subject to the foregoing, any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

(b) Directors of the Corporation who are also directors, officers or employees of Southwest Gas Holdings may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Shares of Common Stock owned by Southwest Gas Holdings may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

(c) The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company to enter into and perform, one or more contracts, agreements, arrangements or transactions (or any amendment, modification or termination thereof) with Southwest Gas Holdings pursuant to which the Corporation or an Affiliated Company, on the one hand, and Southwest Gas Holdings, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between them or to refer opportunities to each other. Subject to Section 8.4, no such contract, agreement, arrangement or transaction, or the performance thereof by the Corporation or any Affiliated Company, or Southwest Gas Holdings, shall, to the fullest extent permitted by law, (i) be considered contrary to (x) any fiduciary duty that any director, officer, or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings may owe or be alleged to owe to the Corporation or any such Affiliated Company, or to any stockholder thereof, or (y) any legal duty or obligation Southwest Gas Holdings may be alleged to owe on any basis or (ii) be considered a failure to act in (or not opposed to) the best interests of the Corporation or any of its Affiliated Companies or their respective stockholders or equityholders or the derivation of any improper personal benefit, in all cases, notwithstanding the provisions of this Amended and Restated Certificate of Incorporation stipulating to the contrary. Subject to Section 8.4, to the fullest extent permitted by law, no director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings shall have or be under any fiduciary duty to the Corporation or any Affiliated Company to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company or of Southwest Gas Holdings in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms.

Section 8.3. Authorized Business Activities. Without limiting the other provisions of this ARTICLE VIII, Southwest Gas Holdings and its directors, officers and/or employees, shall have no duty to communicate information regarding a corporate opportunity to the Corporation or any Affiliated Company, or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any Affiliated Company, (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company, or (iii) employing or otherwise engaging any director, officer or employee of the Corporation or any Affiliated Company. To the fullest extent permitted by law, except as provided in Section 8.4, no officer, director or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings shall be deemed to have breached his or her fiduciary duties, if any, to the Corporation or any Affiliated Company solely by reason of Southwest Gas Holdings’ engaging in any such activity.

Section 8.4. Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Southwest Gas Holdings, for so long as Southwest Gas Holdings Beneficially Owns more than 10% of the total voting power of the outstanding shares of the Corporation or otherwise has one or more directors, officers or employees serving as a director, officer or employee of the Corporation or any Affiliated Company, in the event that a director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation (or any Affiliated Company) and Southwest Gas Holdings, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and the Corporation or any Affiliated Company to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity, waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company and agrees that such corporate opportunity shall belong to Southwest Gas Holdings, if such director, officer or employee acts in a manner consistent with the following policy: such a corporate opportunity offered to any person who is a director, officer or employee of the Corporation or any Affiliated Company and who is also a director, officer or employee of Southwest Gas Holdings shall belong to the Corporation or any Affiliated Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation (a “Specified Opportunity”).

The foregoing policy, and the action of any director, officer or employee of Southwest Gas Holdings, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing policy is, to the fullest extent permitted by law, deemed and presumed to be fair to the Corporation and any Affiliated Company.

Except as otherwise agreed in writing between the Corporation and Southwest Gas Holdings, if a director, officer or employee of the Corporation or any Affiliated Company, who also serves as a director, officer or employee of Southwest Gas Holdings, acquires knowledge of a potential corporate opportunity for both the Corporation (or any Affiliated Company) and Southwest Gas Holdings in any manner not addressed by this ARTICLE VIII, such director, officer or employee shall have no duty to communicate or present such corporate opportunity to the Corporation or any Affiliated Company and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders or any of the Corporation’s Affiliated Companies or their respective stockholders or equityholders for breach of fiduciary duty as a director, officer or employee of the Corporation or any Affiliated Company or other duty as a stockholder of the Corporation or otherwise by reason of the fact that Southwest Gas Holdings pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, and the Corporation and any Affiliated Company to the fullest extent permitted by law shall be deemed to have renounced any interest or expectancy in such corporate opportunity and to have waived any claim that such corporate opportunity constituted a corporate opportunity that should be presented to the Corporation or any Affiliated Company.

Section 8.5. Delineation of Indirect Interests. To the fullest extent permitted by law, no director, officer or employee of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Southwest Gas Holdings, merely by virtue of being a director, officer or employee of Southwest Gas Holdings, unless such director, officer or employee’s role with Southwest Gas Holdings involves direct responsibility for such matter, in his or her role with Southwest Gas Holdings, such director, officer or employee exercises supervision over such matter, or the compensation of such director, officer or employee is materially affected by such matter. Such director, officer or employee’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Southwest Gas Holdings capital stock generally or on Southwest Gas Holdings’ results or performance on an enterprise-wide basis.

Section 8.6. Special Approval Procedures. If, notwithstanding the provisions of this ARTICLE VIII, it is deemed desirable by Southwest Gas Holdings, the Corporation or an Affiliated Company or any other party that the Corporation take action with specific regard to a particular transaction, corporate opportunity or a type or series of transactions or corporate opportunities to ensure, out of an abundance of caution, that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed, the Corporation may employ any of the following procedures:

(a) the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board of Directors or a duly appointed committee of the Board of Directors and the Board of Directors or such committee authorizes, approves, or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

(b) the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

The interested director or directors may be counted in determining the presence of a quorum at such meeting. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any actions taken under clause (a) above.

To the fullest extent permitted by law, one or more matters, transactions or corporate opportunities approved pursuant to any of the foregoing procedures are not void or voidable and shall not give rise to any equitable relief or damages or other sanctions against any director, officer, employee or stockholder (including Southwest Gas Holdings) of the Corporation or any Affiliated Company on the ground that the matter, transaction or corporate opportunity should have first been offered to the Corporation or any Affiliated Company. Nothing in this ARTICLE VIII requires any matter to be considered by the Board of Directors or the stockholders of the Corporation and, in all cases, directors, officers and employees of the Corporation and any Affiliated Company are authorized to refrain from bringing a matter otherwise addressed in this ARTICLE VIII before the Board of Directors or the stockholders for consideration unless such matter is required to be considered by the Board of Directors or stockholders, as applicable, under the laws of the State of Delaware or, with respect to presenting matters to the Board of Directors, is a Specified Opportunity. This ARTICLE VIII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable, or statutory law applicable thereto.

Section 8.7. Amendment; Terminations.

(a) Except as otherwise agreed in writing between the Corporation and Southwest Gas Holdings, the provisions of this ARTICLE VIII shall have no further force or effect at such time when (i) Southwest Gas Holdings Beneficially Owns 10% or less of the total voting power of the outstanding shares of the Corporation and (ii) has no directors, officers or employees serving as a director, officer or employee of the Corporation or any Affiliated Company.

(b) Anything in this Amended and Restated Certificate of Incorporation to the contrary notwithstanding, no amendment, alteration, change, repeal or termination (including pursuant to Section 8.7(a)) of this ARTICLE VIII, nor the adoption of a provision inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of such provisions with respect to (i) any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or (ii) any agreement, arrangement or other understanding between the Corporation and/or an Affiliated Company, on the one hand, and Southwest Gas Holdings, on the other hand, that was entered into prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

ARTICLE IX

DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

ARTICLE X

INDEMNIFICATION

Section 10.1. In General. Each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this ARTICLE X is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”) will be (and will be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer of the

Corporation or ceased serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, and will inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 10.3, the Corporation will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 10.2. Advance of Expenses. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person will have (and will be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with defending any Proceeding in advance of its final disposition (as defined below), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this ARTICLE X or otherwise.

Section 10.3. Right of Claimant to Bring Suit. If a claim for indemnification under this ARTICLE X is not paid in full by the Corporation within thirty (30) days after a written claim therefor by a Covered Person has been received by the Corporation, or if a request for advancement of expenses under Section 10.2 is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 10.2 and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses, as applicable, and, if successful, in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action for indemnification that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed, or to a claim for advancement that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors (as defined in the Bylaws), Independent Counsel (as defined in the Bylaws) or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.4. Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights.

(a) All of the rights conferred in this ARTICLE X, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and (i) any amendment or modification of this ARTICLE X that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person; and (ii) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(b) All of the rights conferred in this ARTICLE X, as to indemnification, advancement of expenses and otherwise shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation or the Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office. No amendment, modification or repeal of this ARTICLE X shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

Section 10.5. Insurance; Other Indemnification and Advancement of Expenses.

(a) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(b) Without limiting the provisions of Section 10.1 or 10.2, the Corporation may, to the extent authorized from time to time by the Board of Directors or the Chair of the Board of Directors, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former officer, employee or agent of the Corporation to the fullest extent permitted by applicable law.

Section 10.6. Severability. If any provision or provisions of this ARTICLE X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE X (including, without limitation, each portion of any paragraph of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE X (including, without limitation, each such portion of any paragraph of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10.7. Officer Definition. For purposes of this Article X, “officer” shall mean any person elected or appointed as an officer of the Corporation by the Board of Directors.

ARTICLE XI

AMENDMENTS TO BYLAWS

Subject to the Separation Agreement, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, change or repeal the Bylaws. The stockholders shall have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of shares representing at least two-thirds of the total voting power of the Corporation’s outstanding shares entitled to vote thereon, voting as a single class; provided, however, that the stockholders shall have the power to adopt, amend or repeal any Separation Agreement Related Provisions contained in the Bylaws by the affirmative vote of the holders of shares representing a majority of the total voting power of the Corporation’s outstanding shares entitled to vote thereon, voting as a single class (as such voting power is calculated pursuant to Section 4.2 of this Amended and Restated Certificate of Incorporation).

ARTICLE XII

AMENDMENTS

Subject to the Separation Agreement, the Corporation reserves the right at any time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XII. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws, and in addition to any vote required by applicable law and any approval required under the Separation Agreement, (x) the affirmative vote of the holders of shares representing at least two-thirds of the total voting power of the Corporation’s outstanding shares entitled to vote thereon, voting as a single class, shall be required to adopt, amend, alter, change, or repeal or to adopt any provision inconsistent with ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X, ARTICLE XI ARTICLE XII, ARTICLE XIV and ARTICLE XV of this Amended and Restated Certificate of Incorporation (excluding the Separation Agreement Related Provisions contained in this Amended and Restated Certificate of Incorporation), (y) the satisfaction of the voting requirements set forth in Section 13.3 shall be required to adopt, amend, alter, change, or repeal or to adopt any provision inconsistent with ARTICLE XIII of this Amended and Restated Certificate of Incorporation, and (z) prior to a Termination Event, the Corporation shall not amend, alter or repeal, or adopt any provision inconsistent with, the Separation Agreement Related Provisions contained in this Amended and Restated Certificate of Incorporation, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, without obtaining any vote required by applicable law directly to amend this Amended and Restated Certificate of Incorporation (taking into account voting power as calculated pursuant to Section 4.2 of this Amended and Restated Certificate of Incorporation).

ARTICLE XIII

CERTAIN EXTRAORDINARY TRANSACTIONS

Section 13.1. Supermajority of Shares Required to Approve Certain Transactions. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the affirmative vote of the holders of not fewer than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of “Voting Stock” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any “Dominant Stockholder” (as hereinafter defined); provided, however, that the sixty-six and two-thirds percent (66 2/3%) voting requirement shall not be applicable if any of the following shall occur:

(a) The Board of Directors, by the affirmative vote of not fewer than sixty-five percent (65%) of the members thereof, expressly approves in advance the acquisition of the shares of Voting Stock that caused such Dominant Stockholder to become a Dominant Stockholder; or

(b) The Board of Directors, by the affirmative vote of not fewer than sixty-five percent (65%) of the members thereof, expressly approves such Business Combination in advance of such Dominant Stockholder becoming a Dominant Stockholder; or

(c) The Board of Directors, by the affirmative vote of not fewer than eighty-five percent (85%) of the members thereof, approves such Business Combination subsequent to such Dominant Stockholder becoming a Dominant Stockholder; or

(d) The Board of Directors, by the affirmative vote of not fewer than eighty-five percent (85%) of the members thereof, shall determine that the cash or fair market value of the property, securities or other consideration to be received per share by holders of outstanding Voting Stock (which shall include, without limitation, all Voting Stock retained by them) in the Business Combination is not less than the “Highest Per Share Price” or the “Highest Equivalent Per Share Price” (as these terms are hereinafter defined) paid by the Dominant Stockholder in acquiring any of its holdings of the Voting Stock.

For purposes of this Section 13.1, the Board of Directors shall not be deemed to have approved in advance the acquisition of the shares of Voting Stock in any transaction, including without limitation any distribution or Spin Off (as hereinafter defined), unless the Board of Directors, prior to consummation of such transaction, adopts a resolution containing a specific reference to this Section 13.1, expressly determining to approve such acquisition of the shares of Voting Stock in the applicable transaction for purposes of this ARTICLE XIII.

Section 13.2. Definitions. For the purposes of this ARTICLE XIII:

(a) Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation with or into any Dominant Stockholder or any entity controlled by or under common control with a Dominant Stockholder, (b) any merger or consolidation of a Dominant Stockholder with or into the Corporation or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or substantially all of the property and assets of the Corporation to a Dominant Stockholder, or any entity controlled by or under common control with a Dominant Stockholder, (d) any purchase, lease, exchange, transfer or other acquisition by the Corporation of all or substantially all of the property and assets of a Dominant Stockholder, or any entity controlled by or under common control with a Dominant Stockholder, (e) any recapitalization of the Corporation that would have the effect of increasing the voting power of a Dominant Stockholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b) Dominant Stockholder. The term “Dominant Stockholder” shall mean any individual, corporation, partnership or other person (other than the Corporation and any current or future direct or indirect majority-owned subsidiary of the Corporation (but in the case of each such subsidiary only for so long as such subsidiary is and remains a direct or indirect majority-owned subsidiary of the Corporation)) which, together with its “Affiliates” and “Associates,” “Beneficially Owns” (as these terms are hereinafter defined) in the aggregate fifteen percent (15%) or more of the outstanding Voting Stock, and any Affiliate or Associate of any such individual, corporation, partnership or other person; provided, however, that:

(i)	the term “Dominant Stockholder” shall not include any member of the “SWX Group” (as hereinafter defined) or any “group” of which any such member is a part under Rule 13d-5 under the Exchange Act,

(ii)

the term “Dominant Stockholder” shall not include any person (an “SWX Group Transferee”) who acquires Beneficial Ownership of Voting Stock in a transfer, sale, assignment, conveyance, hypothecation, encumbrance or other disposition (collectively “Transfer”) of Voting Stock (in one transaction or a series of transactions), other than any Spin Off, from any member of the SWX Group (such a Transfer from any member of the SWX Group, for the avoidance of doubt other than any Spin Off, an “SWX Group Transfer”), unless SWX has delivered a written notice (an “SWX Group Notice”) to an officer of the Corporation (including the general counsel or secretary) prior to consummation of such SWX Group Transfer stating that such SWX Group Transferee should not be subject to this proviso (ii) of this definition of Dominant Stockholder with respect to such SWX Group Transfer; provided, however, that (x) such SWX Group

Transferee was not a Dominant Stockholder prior to such SWX Group Transfer, and (y) such SWX Group Transferee shall be a Dominant Stockholder if thereafter such SWX Group Transferee acquires Beneficial Ownership of additional Voting Stock other than in an SWX Group Transfer (other than an SWX Group Transfer for which SWX has delivered an SWX Group Notice prior to consummation of such SWX Group Transfer), unless upon acquiring such Beneficial Ownership of additional Voting Stock such SWX Group Transferee, together with its Affiliates and Associates, does not Beneficially Own in the aggregate fifteen percent (15%) or more of the outstanding Voting Stock, and

(iii)	no person shall be deemed a Dominant Stockholder solely as a result of being an Affiliate or Associate of SWX.

A Dominant Stockholder shall be deemed to have acquired a share of Voting Stock at the time when such Dominant Stockholder became the Beneficial Owner thereof. For purposes of determining whether a person is a Dominant Stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be Beneficially Owned by the person through application of Section 13.2(e) below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(c) Affiliate. An “Affiliate” of, or a person “Affiliated” with, a specified person such as a Dominant Stockholder, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d) Associate. The term “Associate,” used to indicate a relationship with any person such as a Dominant Stockholder, means (a) any corporation or organization of which such person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(e) Beneficially Owns or Beneficial Owner. A “Beneficial Owner” of, or one who “Beneficially Owns,” a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (a) has the right to acquire such security (whether immediately or after the passage of time), including through the exercise of any option, warrant or right or through the conversion of another security into such security, provided, however, that a person shall not be deemed the “Beneficial Owner” of or to “Beneficially Own” securities with respect to which such right arises solely as a result of such securities being tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates or Associates until such securities are accepted for purchase or exchange, (b) has or shares voting power which includes the power to vote, or to direct the voting of, such security, provided, however, that a person shall not be deemed the “Beneficial Owner” of or to “Beneficially Own” securities with respect to which such power arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, or (c) has or shares investment power which includes the power to dispose of, or to direct the disposition of, such security (but, for the avoidance of doubt, excluding voting power pursuant to a revocable proxy or consent as described in item (b) of this definition of “Beneficial Ownership”).

(f) Voting Stock. The term “Voting Stock” shall mean the shares of Common Stock, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(g) Highest Per Share Price and Highest Equivalent Per Share Price. The terms “Highest Per Share Price” and “Highest Equivalent Per Share Price” as used in this ARTICLE XIII shall mean the following:

(i)

The Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Dominant Stockholder for any share of Voting Stock. If there are any securities of the Corporation outstanding (“related securities” herein) that entitle the holder thereof to purchase, or that are convertible into, Voting Stock, the Highest Equivalent Per Share Price shall mean, with respect to each type, class and/or series of related securities, the amount in each case determined by the affirmative vote of not fewer than eighty-five percent (85%) of the members of the Board of Directors, on whatever basis they believe in good faith to be appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Dominant Stockholder for any such related securities. In determining the Highest Per Share Price and Highest Equivalent Per Share Price, all purchases of Voting Stock and related securities of the Corporation by the Dominant Stockholder shall be taken into account regardless of whether they occurred before or after the Dominant Stockholder became a Dominant Stockholder. With respect to shares of Voting Stock owned by Affiliates, Associates or other persons whose ownership is attributed to a Dominant Stockholder, if the price paid by such Dominant Stockholder for such shares is not determined by the affirmative vote of not fewer than eighty-five percent (85%) of the members of the Board of Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Dominant Stockholder became the Beneficial Owner thereof. The Highest Per Share Price and the Highest Equivalent Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees or other value paid by the Dominant Stockholder with respect to all Voting Stock and related securities acquired by the Dominant Stockholder. If any Spin Off occurs, in determining the Highest Per Share Price, the shares acquired in a Spin Off shall be deemed to have been acquired for a payment equal to the market price of the shares in question at the payment date for such Spin Off.

(h) Spin Off. The term “Spin Off” means the distribution by dividend or similar transaction of Voting Stock owned immediately prior to such dividend or similar transaction by SWX.

(i) SWX Group. The term “SWX Group” shall mean SWX and any current or future direct or indirect majority-owned subsidiaries of SWX (but in the case of each such subsidiary only for so long as such subsidiary is and remains a direct or indirect majority-owned subsidiary of SWX).

Section 13.3. Supermajority of Shares Required to Amend or Repeal This Certificate of Incorporation. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the provisions set forth in this ARTICLE XIII may not be amended, altered, changed or repealed in any respect unless approved by the affirmative vote of the holders of not fewer than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Voting Stock at a meeting of the shareholders duly called and unless the consideration of any such amendment, alteration, change or repeal shall have been included as an agenda item in the notice of such meeting.

ARTICLE XIV

SECTION 203 OF THE DGCL

The Corporation shall not be subject to the provisions of Section 203 of the DGCL.

ARTICLE XV

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or stockholder of the Corporation in such capacity to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee or stockholder of the Corporation in such capacity arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XV.

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[Signature appears on next page]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, this [•] day of [•].

[•]
By:
Name:
Title:

EXHIBIT A

SEPARATION AGREEMENT

EXHIBIT B

TAX MATTERS AGREEMENT